Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION

March 1, 2017

Inogen, Inc.

326 Bollay Drive

Goleta, California 93117

Re:  Registration Statement on Form S‑8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Inogen, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 994,663 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 815,594 shares of Common Stock reserved for issuance pursuant to the Inogen, Inc. 2014 Equity Incentive Plan and (ii) 179,069 shares of Common Stock reserved for issuance pursuant to the Inogen, Inc. 2014 Employee Stock Purchase Plan (collectively, such plans are referred to herein as the “Plans” and such shares are referred to herein as the “Shares”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation